UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TRANSOCEAN LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:



Transocean Ltd.

Presentation to Shareholders

May 2013

www.deepwater.com

Legal Disclaimer

Transocean

The statements described in this presentation that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which could be made include, but are not limited to, statements involving prospects for the company, expected revenues, capital expenditures, costs and results of operations, the proposed dividend, the company's capital allocation strategy, value-creating objectives, sustainability of potential future distributions and contingencies. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, shareholder approval, market conditions, the company's results of operations, the effect and results of litigation, assessments and contingencies, and other factors, including those discussed in the company's most recent Form 10-K for the year ended December 31, 2012 and in the company's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company's web site at www.deepwater.com. Permission to use quoted material was neither sought nor obtained.

This presentation does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of Transocean Ltd. and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean Ltd.

Contents

Board Recommends Shareholders Support Company's Proposals

Transocean

Capital Allocation

- Transocean is focused on a balanced capital allocation strategy to maximize long-term shareholder value through financial flexibility, disciplined, high-return investments in the fleet and the goal of future increases in distributions once litigation uncertainties diminish
  - Transocean does not believe that Icahn or his nominees have offered a plan or strategy for the company other than the extraction of an unsustainable dividend that the company believes would be detrimental to long-term shareholder value
- Transocean has received strong support for its balanced approach from shareholders, the equity research community and proxy advisory firms
  - These parties understand the importance of financial flexibility in a capital intensive and cyclical industry

Corporate Governance

- Transocean strongly disagrees with ISS' rejection of only one of Icahn's nominees despite ISS' rejection of Icahn's flawed capital allocation strategy
  - As with several other situations where ISS has supported dissident slates only to later see those dissident slates defeated by shareholders, we are confident that our shareholders will exercise independent judgment regardless of ISS' position, and we urge them to reject Icahn's nominees
- Transocean's approach to corporate governance is to regularly infuse fresh perspectives into an experienced and knowledgeable Board as evidenced by the fact that six of the 12 independent directors have been added to the Board in the last two years
  - Based upon Icahn's nominees' current and past associations with Icahn we believe they are handpicked to pursue what the Board believes to be a misguided agenda that will compromise long-term shareholder value in the interest of potential short-term gains
  - In the company's view, Icahn's nominees reflect a lack of relevant industry expertise which informs their backing of Icahn's misguided agenda, as more fully described on slides 24 and 25



I. Transocean's Balanced Capital Allocation Approach Will Maximize Long-Term Value

Transocean's Balanced Capital Allocation Approach

We believe Transocean's balanced capital allocation approach will maximize long-term value creation



Financial Flexibility
Shareholder Value
Return of Capital
Capital Investment

A balanced capital allocation strategy provides for financial flexibility to ensure competitiveness and potential increases in future distributions

- **Financial Flexibility**
  - Essential in a capital intensive and cyclical industry
  - Loss of investment grade credit rating would have detrimental impact on shareholder value
- **Return of Capital**
  - Board's proposal represents one of industry's highest implied payout ratios and dividend yields
  - Goal of increasing future distributions once litigation uncertainties diminish
- **Capital Investment**
  - Disciplined, high return investments in fleet are essential for long-term competitiveness
  - Represents primary source of growth and future operating income

Importance of Investment Grade (IG) Rating

A downgrade would have real, adverse implications for Transocean

- Access – non-IG market is subject to significant market dislocation in periods of instability
- More restrictive covenants for non-IG bonds
- We believe it takes approximately three years to have an investment grade rating reinstated after a downgrade
  - Long period of limited financing options
- Increased cost of new debt financing (significant value at risk with $12.5 billion debt balance)
- Possible impact on contract and/or payment terms
- Potential consequences resulting from customer evaluation of "substance" of Transocean as counterparty

In our view a downgrade would have a real, negative impact on long-term shareholder value. Icahn's short-term approach completely disregards the importance of financial flexibility.

Board's Attractive Dividend Proposal

Transocean

Sustainable dividend proposal that provides for future increases in distributions

- Operational and litigation successes permit reinstatement of dividend
  - Proposed dividend of $2.24 per share, or approximately $800 million
- *Responsible and robust* dividend with goal of maximizing long-term value creation
  - In the future, increases in annual distributions may be appropriate once litigation uncertainties diminish
    - Market accords more value to sustainability and growth in distributions; growth necessitates investment
  - Among the industry's highest payout ratios and implied yields
  - Consistent with history of returning cash to shareholders
  - Including currently proposed dividend, since 2000 Transocean will have returned approximately $21 billion* in cash to shareholders through distributions and share repurchases

Note
*Includes $5 billion distributed to GlobalSantaFe shareholders

Dividend Proposal Among Highest in Industry

Transocean

Transocean's recommended dividend ranks among the highest in the industry*

- In our opinion, payout ratios significantly higher than this level will threaten the company's operating flexibility and investment grade credit rating – putting its long-term performance at risk
- Icahn's ongoing "85% payout" proposal lacks credibility given peer payout ratios and demonstrates a short-term focus to the detriment of long-term value

Average Dividends as % of Net Income (2010A – 2012A)**



(%)
100.0
80.0
60.0
40.0
20.0
-
48.6
31.2
23.6
19.5
15.3
4.3
3.1
86.8
Recommended $2.24/share dividend as a % of Street 2013 net income
Icahn's $4.00/share dividend as a % of Street 2013 net income
Transocean Board Proposal
Offshore Drillers ***
Offshore Construction / Services
Floating Storage, Production and Offloading Services
Large Cap Services
Land Drillers
Equipment
Transocean Icahn Proposal

Source: Capital IQ (April 19, 2013), Company Filings

Note

* When viewed as a percentage of Street consensus 2013 net income

** Defined as average of dividend paid as a percentage of net income from 2010 through 2012 for comparable companies in respective peer group (see prior investor presentations for breakdown of peer group); Floating Storage, Production and Offloading – Lease excludes 2011 and 2012 BWO payout ratio due to net losses in respective years and 2011 SMBO payout ratio due to net loss

*** Excludes Transocean; Offshore drillers include SDRL, DO, ESV, NE, RDC, ATW, PACD and HERO

Analysts Agree with Our Capital Allocation Strategy

Transocean

Significant equity research analyst support for Transocean's dividend proposal

- Icahn provides only limited equity research support while utilizing reports published prior to Transocean dividend proposal (e.g. JPMorgan and Guggenheim) or "cherry-picking" select quotes in reports that also argue against his proposal (e.g. RBC)

Representative Research Quotes Arguing Against Icahn Proposal

1) "$4/share dividend plan... would significantly reduce flexibility to pursue new-build opportunities and could jeopardize RIG's investment grade credit ratings, which are important during downturns in the contract drilling sector"
– Harry Mateer, Barclays (4/17/13)

2) "[W]e do not agree with Mr. Icahn's proposals due to the potential impact on the longer-term competitive standing of the fleet" – ***Trey Stolz, Iberia (3/18/13)***

3) "The $4-per share dividend... is unreasonably high and could put the company's debt rating at risk with rating agencies"
– Robert MacKenzie, FBR (3/5/13)

4) "We think Transocean's dividend proposal of $2.24 per share strikes a more reasonable balance between capital reinvestment in the fleet and return of capital to shareholders. If we compare Transocean's proposed payout with the rest of the industry's payouts, we think Transocean looks very reasonable." – ***Stephen Ellis, Morningstar (4/5/13)***

5) "We view the [Icahn] proposal as being "too much, too fast", as it would likely exhaust all available FCF for RIG going forward and lock RIG into a ~$1.4bn annual call on cash" – ***Justin Sander, RBC Capital Markets (1/28/13)***

6) "While a higher dividend would be nice - we agree with management's decision to focus on both a dividend and a fleet renewal." – ***James Wicklund, Credit Suisse (3/21/13)***

7) "We believe it is in RIG shareholders' long term interests to re-stimulate growth instead of simply paying dividends (we agree with management's proposal of a ~4% yield dividend...)." – ***Brad Handler, Jefferies (3/15/13)***

8) "The announcement of $2.24/share dividend struck the right balance between fiscal prudence and shareholder return."
– Mike Urban, Deutsche Bank (3/5/13)

9) "We believe the correct dividend [proposed by the Board] is reasonable and achieves goals of growth, return of capital and financial flexibility." – ***Angie Sedita, UBS (3/4/13)***

Research Quotes on Return of Capital from Icahn Presentation*

1) "We side with Mr. Icahn and believe the stock would benefit if the company were to pay out a large dividend, forgo future newbuilds, and acquire assets to improve its fleet"
– David Anderson, JPMorgan (2/27/13)**

2) "We see the greatest potential [$90 share price] for yield-based valuation premiums with the introduction of a variable payout strategy, reset at each annual shareholders' meeting to reflect a fuller payout of expected cash flows in the year to follow"
– Darren Gacicia, Guggenheim Partners (1/28/13)

3) "We believe a $4 dividend could ultimately rerate the shares toward a yield of ~5.5-6.5%, which would suggest a share price range of ~$62-70"
– Justin Sander, RBC Capital Markets (1/28/13)

Icahn's selected broker argues against Icahn's proposal in the same report

All of Icahn's supporting quotes were from research released before the Board's dividend proposal was announced

Note
* Icahn Proxy Presentation filed on 4/23/13
** Report erroneously dated 2/21/13 in Icahn's Proxy Presentation

Transocean Board Focused on Long-Term Value Creation

Transocean

Transocean's balanced capital allocation approach is designed to maximize value-creation for shareholders

- Transocean's Board is focused on a balanced capital allocation strategy and does not intend to take steps that will threaten the company's financial flexibility, competitiveness and ability to deliver future increases distributions
- Strong support for Board's capital plan among shareholders, equity research community and proxy advisory firms
- Icahn's proposal is focused on the extraction of what we believe is an unsustainable dividend at the expense of long-term shareholder value
- We believe that advocating for such an irresponsible dividend level is likely due to Icahn not investing the appropriate time or conducting the analysis necessary to understand Transocean's business and industry

In the context of current uncertainties, distribution of additional capital above the Board's $800 million proposal would, in our view, be detrimental to the creation of long-term shareholder value



II. Icahn's Claims Based on Overly Simplistic and Highly Flawed Analysis

2011 Equity Raise Not Primarily Driven By Aker

Transocean

We believe Icahn's criticism of the Aker transaction is misleading

- While a portion of the proceeds were used to refinance Aker debt, the equity raise was primarily driven by factors unrelated to the Aker acquisition

Deteriorating Credit Markets	• Credit markets weakened significantly following the U.S. downgrade in August 2011 and continued concerns regarding the Euro Zone • Spreads for Transocean (which was downgraded by S&P on 10/5/11) and its peers as well as BBB-spreads increased during early August and late October of 2011
Industry-wide Operational Challenges for Drillers Operating in U.S. Gulf of Mexico	• EBITDA estimates for Transocean and its peers that have a significant presence in Gulf of Mexico* declined by ~19% during the second half of 2011
Transocean-Specific Unexpected Shipyard Days	• Worse than expected upgrade and re-certification requirements necessitating unplanned shipyard stays – 53% increase in estimated shipyard days for Q3 2011 through Q1 2012 post-Aker deal • Adverse impact on fleet utilization, weakening our cash flows and credit metrics

The late 2011 capital market transactions ($1.2 billion equity; $2.5 billion debt) were necessary to strengthen our balance sheet and ensure financial flexibility

Source: Capital IQ, Bloomberg

Note

*Peers with most exposure to U.S. Gulf of Mexico are ESV, NE and RDC

Why Icahn Is Really Attacking the Equity Raise

Transocean

Icahn has criticized the Board for the equity raise because of his misguided views

Icahn's Misguided Views	Transocean Views
Investment Grade Credit Rating Doesn't Matter	• In the context of Macondo uncertainties and unexpected deterioration in operating performance, the Board authorized the equity issuance to ensure financial flexibility – Investment grade rating is important component of financial flexibility and access to capital • Loss of investment grade rating would have a real, negative impact on shareholder value • Icahn is confusing "rating doesn't matter" with "investment grade doesn't matter" – **investment grade does matter and has value**
Transocean Doesn't Need to Invest Significant Capital Back in the Business	• Financial flexibility is needed in order to make disciplined, high-return investments in the fleet to ensure long-term competitiveness • Icahn dismisses the need to maintain financial flexibility and access to capital because he doesn't understand the need for investments such as Aker – Revenue efficiency for existing Aker rigs has exceeded expectations – Contract for both newbuilds have exceeded expectations – Based on our current outlook, we expect return on capital (above 10%) to exceed our cost of capital

The Facts on GlobalSantaFe

Transocean

We believe Icahn's characterization of the GlobalSantaFe transaction is simplistic and misleading

- Even with the benefit of hindsight for a transaction that occurred ***six years ago***, Icahn chooses to ignore important facts:
  - Transocean outperformed peers one year following transaction announcement
    - 1-year total shareholder return: 23% for Transocean vs. 11% for peers*
    - Subsequent to the transaction, the financial crisis occurred
  - The equity research community was highly supportive at the time of the transaction
    - *"Transocean is buying GlobalSantaFe for approximately $18 billion, which we believe is a good value based on the robust outlook for offshore rig demand and the shallow and deep water leadership position that Transocean achieves in the merger"* **– Robin Shoemaker, Bear Stearns (7/24/2007)**
    - *"We believe Transocean will be the stock to own in the coming years given its significant size, deepwater exposure, substantial multi-year earnings visibility, impressive revenue backlog, and still compelling valuation"*
      – Angeline M. Sedita, Lehman Brothers (1/22/2008)
  - It was a **"no premium"** transaction approved by 98.6% of the Transocean shareholders present at the meeting (in person or by proxy)
  - At the time, shareholders were calling for a return of capital and, collectively, shareholders received ~$15 billion** as a result of the merger

Source: Capital IQ
Note
* Pre-Macondo proxy peers include DO, ESV, NE and RDC; 1-year return from 7/20/2007 to 7/19/2008
** Includes $5 billion distributed to GlobalSantaFe shareholders

The Facts on GlobalSantaFe (Cont'd)

Transocean

Benefits realized over time since transaction close have been ignored by Icahn

- The GlobalSantaFe merger combined the two most capable fleets in the industry, increased Transocean's leadership in high-specification assets, and permitted the distribution of ~$15 billion* to shareholders
  - Transocean's remaining high-specification jackups are primarily legacy GlobalSantaFe assets
- Icahn has used what we view as a highly flawed analysis to make exaggerated claims with respect to value destruction
  - Icahn's analysis ignores operating cash flows to date from legacy GlobalSantaFe assets
  - Icahn gives no credit for strategic merits of the transaction
    - *"[W]e see strategic benefits to the GlobalSantaFe deal in terms of leadership in ultra-deepwater drilling (the source of its narrow moat), as well as established operations in all of the global offshore markets, which is why Ensco ESV bought Pride: to gain an immediate presence in Africa and Brazil"*
      – Morningstar Equity Research (4/25/2013)

Notes
*Includes $5 billion distributed to GlobalSantaFe shareholders

Icahn Mistaken on Valuation

Transocean

We believe Icahn's flawed analysis overstates the valuation gap

- Icahn copied offshore driller valuation multiples from just ***one*** equity research report dated 4/1/13 instead of using consensus estimates. Icahn selectively excluded legitimate peer Hercules, overstating the valuation gap
  - Additionally, the ***one*** equity report in question does not include Transocean
  - Calculating a multiple for Transocean but copying the multiple for other companies from an equity research report cannot ensure consistent application of methodology or adjustments
- **Transocean is focused on closing the small valuation multiple gap to peer averages through continued operational performance and margin improvement**

Transocean's Peer Group Based on Consensus Average

Total Enterprise Value / 2014 EBITDA; As of March 31, 2013

Seadrill	8.9x
Ensco	6.3x
Diamond Offshore	5.0x
Noble	5.6x
Rowan	5.7x
Atwood Oceanic	6.6x
Pacific Drilling	6.4x
Hercules Offshore	4.8x
Average	**6.2x**
Transocean	**6.0x**

Source: Capital IQ

Icahn's Peer Group Based on Just One Broker

Total Enterprise Value / 2014 EBITDA; As of March 31, 2013

Seadrill	9.8x
Ensco	6.1x
Diamond Offshore	6.0x
Noble	6.2x
Rowan	7.0x
Atwood Oceanic	6.9x
Pacific Drilling	7.7x
Average	**7.1x**
Transocean	**5.6x**

Source: Icahn Proxy Presentation filed on 4/23/13

Icahn's Flawed Newbuild Assertions

Icahn's views on newbuilds and a flexible balance sheet are flawed and contradictory, in our view

Icahn's Flawed Assertions*	The Correct View
Newbuilds: *"[C]ombination of higher construction costs and lower dayrates makes it almost impossible that Transocean will generate a Positive NPV versus building and leasing in a market standard manner"*	**Shell Newbuilds Example:** • ~$3.0 billion investment with attractive terms • Net cash flow generated over the contracts of ~$4.2 billion, a simple payback of 140% • Expect to return well in excess of our cost of capital over the 35-year life of the assets
Newbuilds: *"[T]he board failed to capitalize on industry growth and attractive new build economics" and "[A]t the end of 2007,…Transocean had only four [ultra-deepwater units under construction], this market share trend has continued in 2013"*	**Newbuilds:** At the end of 2007, Transocean had eight (not four, as per Icahn) ultra-deepwater units under construction (and in 2008, added two additional ultra-deepwater rigs under construction). By the end of 2011, the company had delivered the last rig in this 10-rig program Transocean's current newbuild program includes two high-specification jackups under construction in addition to two high-specification jackups delivered in late 2012 and early 2013, and six ultra-water drillships under construction
Deleveraging: *"Deleveraging the balance sheet is… inconsistent with spending capital to build new assets"*	**Deleveraging:** In a cyclical industry, a strong balance sheet is required to ensure the necessary financial flexibility to capitalize on high return investment opportunities

Note
* Based on Icahn Proxy Presentation filed on 4/23/13

Icahn's Flawed Newbuild Comparison

Transocean

We view Icahn's comparison of Transocean's and Noble's newbuild programs as inappropriate and misleading

Icahn argues that Transocean's competitors build same quality at lower costs, but:

- Transocean rig includes a second blowout preventer and capacity to upgrade to 20,000 psi when available
  - Noble has ordered a second blowout preventer which should cost approximately $35 million*
- Transocean construction cost includes operational readiness costs whereas Noble does not

Icahn also suggests that long-term contracts are a mistake, but:

- The long-dated Shell contracts are unique and demonstrate customer confidence
- They ensure cash flow stability and a strong portfolio baseline for a meaningful and sustainable dividend strategy
- Deepwater dayrates vary significantly throughout the cycle
  - Noble signed several 10-year contracts with Shell in 2010 for $410kpd with opportunity for 15% bonus*
- **Icahn's comparison is flawed and highlights his lack of industry knowledge**

"Icahn compares the Shell deal at a rig cost of $750 million per rig and a $519,000 day rate over 10 years, to Noble's Sam Croft or the Noble Tom Madden (both landed similar contracts), which costs $615 million each and have three-year contracts at $610,000 a day. However, Icahn is not comparing apples to apples…Transocean's rigs are more future-proof than the typical rig"

– Morningstar Equity Research (4/25/2013)

Note
*Morningstar Equity Research (4/25/2013)

Icahn's Flawed NAV Assertions

We believe Icahn incorrectly uses Net Asset Value (NAV) to support his capital allocation plan

- Icahn believes that since the company is trading at a discount to NAV, cash should be returned to shareholders, preventing reinvestment for the long term
  - At the same time, Icahn acknowledges that repositioning is required to trade at or above NAV

Icahn's Flawed Assertions*	The Correct View
NAV: *"We believe that Transocean will not consistently trade at or above NAV until Transocean can fundamentally reposition itself"* **NAV:** *"Transocean has traded below Net Asset Value ("NAV") for several years – yet continues to purchase and build new assets at or above their NAV"*	**NAV:** Current NAV trading levels should not be used as a guiding factor for investment decisions • Current NAV trading levels are a function of post-Macondo circumstances • Only disciplined, high-return investments in the business can lead to sustainable operational improvements that will close the gap and allow for trading value at a premium to NAV

Note
* Based on Icahn Proxy Presentation filed on 4/23/13

Icahn's Debt Claims Are Inaccurate

Transocean

Icahn's conclusions regarding Transocean's cost of debt are flawed

Icahn's Flawed View	• No material impact on cost of debt or broader implications from a credit ratings downgrade – Even if the company is downgraded from BBB- to BB+ debt cost will likely stay below 4% after tax – Debt pay down will not materially increase earnings
Truth About Transocean Cost of Debt	• Cost of debt higher than 4% with downgrade – Current weighted average interest rate of 6%* – Existing debt includes coupon step-ups of 25bps for each non-IG grade rating level immediately impacting earnings negatively – Estimated cost of debt for a new Transocean BB+ 10-year bond is ~5% • Corporate and tax structure are such that there is no tax shield on most of Transocean's debt portfolio – Loss of tax shield is more than offset by other benefits resulting from current structure

Icahn's conclusions regarding Transocean's debt prepayment penalties are inaccurate

Icahn's Flawed View	• Icahn stated Transocean will be required to pay "hundreds of millions of dollars in prepayment penalties" as we reduce our liabilities and strengthen our balance sheet
Truth About Debt Prepayment Penalties	• With regard to the $1 billion accelerated repayment of debt previously announced, in the first quarter of 2013 we incurred a call premium of ~$12 million to redeem approximately $260 million material aggregate principal amount of high-cost debt that saved about $80 million in future interest payments • Once the $1 billion program is complete, we expect to retire debt to achieve the previously announced $7 billion to $9 billion gross debt** target with no prepayment penalties

Notes

* Calculated using interest expense, before deducting interest capitalized, in the year ended December 31, 2012 divided by the average debt over the measurement period (based on 2012 10-K)

** The $7 billion to $9 billion debt target excludes Eksportfinans loans.



III. Icahn's Board Nominees Are Captive To His Misguided Agenda

Handpicked Nominees Beholden to Icahn's Misguided Agenda

Transocean

Icahn's nominees have a long history of serving…Icahn

- **We fail to see any strategy or plan other than the extraction of an unsustainable dividend** that the company believes would be detrimental to value creation, and which leading proxy advisory firms sensibly rejected
- In an effort to carry out his wishes, we believe Icahn's nominees will:*
  - **Attempt to commit the company to an unsustainable capital allocation strategy** which will significantly reduce its financial flexibility and threaten the company's investment grade credit rating**
  - **Oppose disciplined investment** in high return newbuilds – the lifeblood of a drilling contractor***
  - **Demand a commitment to an 85% payout ratio** – a rate more than 2x higher than industry average and a rate we believe would be destructive to the company****
  - **Be unprepared and unable to address critical operational decisions** because they lack an understanding of drilling market drivers, our customers and the unique impact of global financial and energy trends on our business*****

Notes

* If elected, Icahn's nominees' plans could change as a result of their fiduciary duties to the company's shareholders

** In his presentation dated May 2013, Icahn stated "[t]he total cost impact [of a credit rating downgrade] would be minor as the company has little need to refinance debt for years"

*** In his letter to the company's shareholders dated March 7, 2013, Icahn stated "…it appears to me, the Board and management would like to take the Company's substantial cash flow and use it to achieve… aggressive newbuild growth locked up with low return contracts…"

**** In his public filings dated March 4, 2013, Icahn stated that "[the company's capital allocation] strategy should manifest itself in a target of a permanent dividend that approaches a minimum of 85% of net income"

***** Based on the company's belief that Icahn's nominees lack experience in the company's business, as more fully described on slides 24 and 25

Icahn's Distortion of His Nominees' Resumes

Transocean

Icahn states his nominees have "deep energy and international business experience," which we believe is unfounded

- What energy experience?
  - Mr. Alapont and Mr. Merksamer have **no apparent energy experience**
  - Mr. Lipinski leads a U.S.-based refiner, which is **a significantly different business model** than that of a global offshore driller
    - Icahn's reference to his nominees having deep energy experience highlights his lack of understanding for the complexity and depth of the energy industry as a whole and the offshore drilling industry, in particular
- What international business experience?
  - In the 11 years since earning his undergraduate degree, **Mr. Merksamer has worked at two companies and only in the US –** a New York hedge fund and New York-based Icahn Capital
  - As the CEO of a U.S.-based refiner, we believe Icahn's assertion of Mr. Lipinski's international experience is not supported by the facts

Icahn's Nominees Bring No Value

- **Samuel Merksamer**
  - **Overboarded** - Currently on five public boards and one non public board – and has a full time position with Icahn Capital
  - **Inexperienced** - Icahn believes Mr. Merksamer "would be helpful building management teams" – how is that possible when he's never led a management team and has no expertise in the drilling or energy industry?
  - **Untested** – Merksamer is inexperienced and espoused as someone with strong financial acumen; however, his proposed $4.00 per share dividend has been sensibly rejected by many shareholders, equity analysts and leading proxy advisory firms
  - **"Willfull Misconduct" -** In 2012, Mr. Merksamer served on a board that was found by a U.S. Bankruptcy Court examiner to have acted in a manner that "can be viewed as willful misconduct"*
- **Jose Maria Alapont**
  - **No track record of adding shareholder value** - Under Mr. Alapont's leadership, shareholder return performance of Federal-Mogul Corp. – an automotive supplier with a market capitalization of roughly $700 million – has been a negative 75 percent**
  - **Single industry expertise** - Entire career has been spent in the automotive industry – no energy or services experience
  - **Criminal indictment** – According to the Houston Chronicle, and admittedly known by ISS, Mr. Alapont was reportedly indicted and is the target of a pending (though unserved) criminal complaint in Spain in connection with actions taken by Valeo's Spanish subsidiary during his tenure as an executive with Valeo. According to the news report, the complaint relates to Valeo's closing of a plant in Spain
- **John Lipinski**
  - **Criticized by even Icahn** - During his contentious takeover of CVR, Icahn, in an open letter to the shareholders of CVR Energy dated March 19, 2012, stated:***
    - "Unlike Abraham Lincoln, Mr. Lipinski must believe that he can fool all of the people all of the time"
    - "He will do a poor job dealing with the current problems on the horizon..."
    - "After squandering capital on the ill-advised acquisition of Wynewood... it is clear to me that Mr. Lipinski is more interested in empire building than in increasing value for shareholders"

Notes

* The 2012 report of the examiner in the Dynegy Holdings bankruptcy, reviewed the actions of the directors of Dynegy Inc. (which included Mr. Merksamer and another Icahn associate). The examiner concluded that a sale transaction effected by Dynegy Holdings was a "fraudulent transfer" and that a committee of Dynegy Inc. directors "led by Mr. Intieri and Mr. Merksamer" devised a restructuring plan that resulted in a breach of fiduciary duties

** Based on Capital IQ Dividend-Adjusted Total Return for the period April 23, 2008 (relisting date) to April 19, 2013. There may have been factors that contributed to the negative 75% shareholder return other than Mr. Alapont's leadership

*** Icahn's views regarding Mr. Lipinski may have changed since the time these statements were made

ISS Doesn't Make the Rules, Our Shareholders Do

We strongly disagree with:

- ISS' decision to reject only one of Icahn's three nominees, particularly due to the nominees' lack of relevant experience and their affiliations with Icahn
- The notion that Icahn or his nominees have offered a plan or strategy for the company other than the extraction of an unsustainable dividend that the company believes would be detrimental to shareholder value, and which ISS sensibly rejected

We are:

- Confident that our shareholders will exercise independent judgment regardless of ISS' position, and we urge them to decisively defeat Icahn's nominees
- Not the only ones who believe that Merksamer, Alapont and Lipinski are not qualified to be board members
  - Despite being backed by ISS, Icahn nominees Merksamer and Alapont failed in their bids to be elected to the Board of Oshkosh in 2012
  - Lipinski was not recommended by ISS

Transocean's Board is Highly Qualified, Diverse and Experienced

Transocean

- Our Board members have been successful:
  - They have **worked closely with current management** to develop and implement the strategic initiatives against which the company is successfully executing
  - They have **exhibited leading corporate governance practices** including a nominating process that has resulted in the addition of six highly qualified board members in two years
  - They have prudently **protected the company's investment grade rating** through Macondo, Frade, Norwegian tax litigation, and during an extremely volatile period in the credit market
  - They have **acted as good stewards of capital including the $21 billion* return to shareholders since 2000**
  - In our view, the **experience and knowledge gap between our nominees and Icahn's slate is dramatic**
    - Mike Talbert provides deep knowledge of the industry, customers and Transocean
    - Bob Sprague has significant technical knowledge and experience as a customer, as well as a substantial international perspective and experience
    - Tom Cason provides extensive professional experience in the finance area of the oilfield services industry

We believe that every Board functions best when ongoing renewal is balanced with appropriate continuity – current Board nominees possess strong institutional knowledge of Transocean and its industry, without these Directors, the company may lose the benefit of "lessons learned" garnered during their time on the Board

Notes
* Includes $5 billion distributed to GlobalSantaFe shareholders